Exhibit 4.4

P.O. Box 86 4190 CB Geldermalsen The Netherlands

[Name] [Address] [Address]	T +31(0)345 53 50 25 F +31(0)345 53 50 45 www.collexis.com

KvK Tiel 28078434 ABN AMRO 51.79.04.624

[Date]

Reference: Supplement Agreement/Collexis Option Agreement/Collexis B.V.

Dear [ _______ ],

As per our recent discussions I herewith on behalf of Collexis B.V. (hereinafter also referred to as: 'Company') confirm to you as follows.

The Collexis Option Agreement version 18 September 2006 ('Agreement') between you and Company (collectively: 'Parties') is incorporated herein by reference and is fully applicable to this letter agreement ('Supplement Agreement').

As per 15 February 2007 ('Effective Date'), almost all shares in the share capital of the Company have been sold and transferred to Collexis Holdings, Inc. ('Parent'), and merged at the same day, which has triggered Section 7 (Conversion) of the Agreement as this sale, transfer and merger is a 'Reorganisation' as defined in that Section 7.

At the Effective Date, the right to acquire a share in the share capital of Company, with a nominal value on Grant Date of EUR 0,05 ('Company Share') shall be converted into the right to acquire 10 shares of Parent Common Stock at an exercise price equal to the exercise price stated in the Agreement adjusted reciprocally (i.e., such that the aggregate exercise price for all shares subject to any Company Share shall remain the same after the Effective Date as before), subject in all respects to all other terms and conditions of the Agreement.

I trust to have confirmed and informed you correctly. Could you please confirm acceptance thereof by co-signing this letter and return one copy to me. Please contact me if you have any queries concerning the content of this letter. I look forward to hearing from you.

Best regards,	Read & consented,

_________________________________	______________________
Peter van Praag, CEO Collexis B.V.	[ Name ]

Read & consented,

__________________________________
William D. Kirkland, CEO Collexis Holdings, Inc.